Exhibit 10.18

INCENTIVE COMPENSATION PLAN

I.	PLAN PURPOSE

The purpose of the Axcan Pharma Inc. (the “Company” or “Axcan”) Employee Incentive Compensation Plan (the “Plan”) is to maximize corporate and individual performance by establishing specific, aggressive operational and financial goals and providing financial incentives to employees based on their level of achievement of these goals. The Plan is designed to:

•	Motivate work performance and behavior that supports the corporate goals.

•	Motivate employees to achieve high-quality, consistent, and balanced business results over the long term.

•	Reward employees based on their contributions to the overall success of Axcan Pharma Inc.

•	Increase each employee’s understanding of the business and his/her role and contribution to the Company’s success.

•	Provide a very competitive overall compensation opportunity so the Company can attract, retain and motivate top performing employees.

II.	PARTICIPATION

•	Participation in the Plan is limited to benefit eligible employees who are not covered by any other incentive or bonus plans, e.g., field sales incentive plan, etc.

•

A new participant who is hired into an eligible position within the first six months (no later than March 30) of the Plan year may participate, however, any incentive award will be pro-rated based on the number of months actually worked during the incentive period.

•

A Participant must be an employee in good standing. An employee with unsatisfactory job performance or who is in a probationary status is ineligible to participate in any Company bonus, incentive, or awards program.

•	All regular full-time employees are eligible to participate in this program.

III.	PLAN YEAR

The Plan year over which performance is measured shall be the fiscal year of the Company, October 1 through September 30 of each year.

IV.	GENERAL PLAN DESIGN

The Plan provides a variable pay component in the form of annual incentive pay, which is used in addition to the regular salary administration program. The combination of the base salary compensation and the incentive compensation plan is designed to yield a competitive total cash compensation opportunity.

Management reserves the right to change any portion of this Plan due to changes in market conditions or other factors affecting the Company.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 1
July 2002, revised March 2007, revised February 2008

V.	QUALIFYING REQUIREMENTS

To earn and receive awards under the Plan, the following basic requirements must be met:

1.	The Company must achieve 80% of its corporate financial objectives.

2.	The participant must achieve a “Needs Improvement” or better rating on his or her Total Objective Achievement Score as defined in the Axcan Performance Management Program (APM) for the Plan year. If you have questions about the APM, please contact Human Resources or your supervisor.

3.	The participant must be employed on the date the incentive is paid, except in the event of retirement, disability, or death.

4.	If an employee moves into another position that is incentive eligible under a different Plan, the new Plan will govern. However the incentive payment will be prorated based on the time served in each position.

VI.	CALCULATION OF INCENTIVE AWARDS

The Plan provides an incentive award to participants based on corporate and individual performance. Each year, performance goals will be set at the corporate and individual levels. The following chart shows the criteria on which objectives are based at each level. Both the Corporate and Individual performance objectives are measured on a fiscal year basis.

Level/Criteria

Corporate

Corporate Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Revenue Goals

Individual

APM Specific Objectives and general discharge of duties

Step 1: Calculate Percentage of Corporate Goals Attained

Corporate Performance - All employees have a corporate component to their incentive target, and it is important to note that an incentive will be paid only if 80% or more of the corporate EBITDA and revenue goals are reached. If the Company does not meet its minimum corporate performance requirements, then the incentive will not be paid. Corporate performance is determined by the Board of Directors’ evaluation of the year’s results against the annual goals approved by the Board for the year.

The Corporate performance goals for the Plan consist of two factors: (1) the EBITDA of the Company and (2) Revenue.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 2
July 2002, revised March 2007, revised February 2008

Before any incentive compensation is considered, certain financial targets must be achieved. EBITDA and Revenue will be measured against the Company’s Operating Plan for the year. These two factors will be weighted in proportion to their value in calculating incentive payments as follows:

TABLE 1:

Factor	Weight
EBITDA	75%
Revenue	25%

Example

Pre-established Targets:
EBITDA	$122,000,000
Revenue	$359,232,000

Actual Fiscal Year-End Results:
EBITDA	$115,000,000
Revenue	$370,000,000

Calculation of Percent of Plan Attained:
EBITDA	115 ÷ 122 = 94.26% x 75% (EBITDA Weight) = 70.7%
Revenue	370 ÷ 359.232 =103% x 25% (Revenue Weight) = 25.8%
Total 70.70% + 25.8% = 96.5%

Percent of Corporate Goals Attained = 96.5%

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 3
July 2002, revised March 2007, revised February 2008

Step 2: Determine Percent of Incentive Target Paid for Corporate Performance

Once the Percent of Corporate Goals Attained is calculated, the Percent of Incentive Target Paid for Corporate Performance can be determined using Table 2.

TABLE 2:

Schedule for Percent of Incentive Target Paid for

Corporate Performance

Based on Percent of Plan Attained

Percent (%) of Corporate Goals Attained	Percent (%) of Incentive Target Paid for Corporate Performance
Less than 80	0.0
80 – 84.9999	50.0
85 – 89.9999	62.5
90 – 94.9999	75.0
95 – 99.9999	87.5
100 – 104.9999	100.0
105 – 109.9999	112.5
110 – 114.9999	125.0
115 – 119.9999	137.5
120 – 124.9999	150.0
125 – 129.9999	162.5
130 – 134.9999	175.0
135 – 139.9999	187.5
140 – 900.0000	200.0

From the example in Step 1 where Percent of Corporate Goals Attained = 96.5%, the Percent of Incentive Target Paid for Corporate Performance would be 87.5%.

Step 3: Individual Incentive Component

Individual Performance - The first component of the incentive compensation calculation process is related to performance of individuals versus specific, pre-established objectives as set in Axcan’s Performance Management (APM) Program. Performance objectives will be set at all levels of the organization each year using the APM. At year-end, supervisors will evaluate participants’ annual achievement of objectives and determine an Achievement of Objectives Score. This score will be used in calculating the Individual Incentive Component (Step 3) & Incentive Recommendation (Step 4).

Each Participant will be assigned an Individual Incentive Percent, based on a combination of his or her salary grade and performance for the year. That performance and corresponding Individual Incentive Percent are used to determine each participant’s Individual Incentive Component. To calculate this Component, multiply the Individual Incentive Percent by the individual’s base salary for the year.

Based on the Participant’s Year-End Performance Objective Rating Score attained on his/her APM annual evaluation, the individual is assigned an incentive level. The four incentive levels are Needs Improvement, Fully Effective, Exceeds Expectations and Excellent.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 4
July 2002, revised March 2007, revised February 2008

A definition of each level is provided below:

1.	Needs Improvement - Minimum incentives are paid through the Plan if the individual meets minimum performance goals. This corresponds with a score between 2.0 - 2.99.

2.	Fully Effective - This incentive is a percentage of base salary intended to be paid each year. It is the amount received through the Plan if each performance goal is met completely. This corresponds to scores of 3.0—3.99 as defined in the APM for the Plan year.

3.	Exceeds Expectations - A higher than target percentage to be paid to individuals whose performance exceeds expectations and scores between 4.0 – 4.49 on his or her APM evaluation.

4.	Excellent - This incentive will be paid if the individual’s performance exceeds performance goals. An individual attaining an “Excellent” rating (between 4.5 and 5.0) on his/her evaluation would receive the maximum incentive.

The following table shows the incentive levels for each salary grade.

TABLE 3:

Individual Incentive Percent*

As A Percent of Base Salary Paid

	Needs Improvement		Fully Effective		Exceeds Expectations	Excellent
Job Grade	2.00 – 2.49	2.50 – 2.99	3.00 – 3.49	3.50 – 3.99	4.00 – 4.49	4.50 – 5.00
DL3	14%	18%	20.00%	22%	23.5%	25%
DL2	12%	16%	18.00%	20%	22.0%	24%
DL1	11%	15%	16.50%	18%	19.0%	20%
MM5	12%	14%	15.00%	16%	16.5%	17%
MM4	11%	13%	14.00%	15%	15.5%	16%
MM3	10%	12%	13.00%	14%	14.5%	15%
MM2	9%	11%	12.00%	13%	13.5%	14%
MM1	8%	10%	11.00%	12%	12.5%	13%
PR3	10%	12%	13.00%	14%	14.5%	15%
PR2	9%	11%	12.00%	13%	13.5%	14%
PR1	8%	10%	11.00%	12%	12.5%	13%
SS5	6%	8%	9.00%	10%	10.5%	11%
SS4	5%	7%	8.00%	9%	9.5%	10%
SS3	4%	6%	7.00%	8%	8.5%	9%

*	For additional information on Position Grade, please contact the Human Resources Department. For Vice President level and above, please refer to the Executive Incentive Compensation Plan.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 5
July 2002, revised March 2007, revised February 2008

Exceptions to the above schedule can only be approved by the President and Chief Executive Officer or Executive Vice President, Chief Operating Officer.

Step 4: Incentive Recommendation

Supervisors make Incentive Recommendations, in the form of a percent, based on employees’ APM Total Objective Achievement Scores for the year. Using Table 4 below, Supervisors recommend percentages from the ranges that correspond with the individuals’ APM scores.

TABLE 4:

Incentive Recommendation

Numerical Rating	APM Score	Incentive Range
4.5 – 5.00	Excellent	110 – 115%
4.0 – 4.49	Exceeds Expectations	105 – 109%
3.5 – 3.99	Fully Effective	100 – 104%
3.0 – 3.49		95 – 99%
2.50 – 2.99	Needs Improvement	76 - 94%
2.00 – 2.49		50 - 75%
< 1.99	Far Below Expectations	0

For example, if an employee scores “Exceeds Expectations” (between 4.0 and 4.49) on his APM evaluation, the Incentive Recommendation would be between 105% - 109%. If the employee’s performance was on the high end of “Exceeds Expectations”, but not quite “Excellent” – the Incentive Recommendation would be 109%.

Step 5: Calculate Corporate and Individual Weighted Incentive

Depending on a participant’s job within the Company, the different performance goals—individual and corporate—will be weighted differently in determining the Total Incentive Compensation. For participants, incentive awards are made up of corporate performance and individual performance, in the following percentages:

TABLE 5:

Position Grade*	Corporate Weighting	Individual Performance Weighting
Directors	70%	30%
Middle Management - Mgr./Sr. Mgr.	60%	40%
Middle Management - Specialist	50%	50%
Professional/Technical	40%	60%
Support Services	30%	70%

*	For additional information on Position Grade, please contact the Human Resources Department. For Vice President level and above, please refer to the Executive Incentive Compensation Plan.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

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July 2002, revised March 2007, revised February 2008

Every Participant has weighting for corporate performance, because everyone affects the Company’s performance.

To calculate the Corporate Weighted Incentive, multiply the Individual Incentive Component (Step 3) by the Percent of Incentive Target Paid for Corporate Performance (Step 2). Multiply this number by the Participant’s Corporate Weighting as determined in Table 5.

To calculate the Individual Weighted Incentive, multiply the Individual Incentive Component (Step 3) by the Incentive Recommendation (Step 4) attained on the APM evaluation. Multiply this amount by the Individual Performance Weight as determined in Table 5.

Step 6: Total Incentive Award

The Total Incentive Award is the sum of the Corporate Weighted Incentive and Individual Weighted Incentive as calculated in Step 4.

VII.	PAYMENT OF AWARDS

A.	The Company’s President, Chief Executive Officer; Executive Vice President, Chief Operating Officer; and Vice President, Corporate Administration, must approve all incentive award recommendations before any incentive payments will be made.

B.	Awards will be treated as one-time cash payments and will not affect the participant’s base salary.

C.	Awards will be paid as soon as practicable following the end of the performance period, once the corporate financial results are available and management has completed the evaluation of the participant’s overall performance for the review period.

D.	Awards will be treated as regular compensation for determining benefits and the Company’s benefits program.

E.	Pro-rated awards may be granted at the sole discretion of the Company to participants who retire, die, or become disabled during the Plan year.

F.	Some latitude in judgment is required in determining what, if any, incentive award should be paid in the event of an elimination of a position, a change in job responsibilities, or a reduction-in-force of a participant during the Plan year. Some of the factors that will be considered include the following: How far into the Plan year did the separation occur; how many of the individual objectives were met; and what is the organization’s overall performance standing.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

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July 2002, revised March 2007, revised February 2008

G.	All awards are earned only when and if the Company’s annual performance is approved by the Board of Directors notwithstanding anything contained in the Program that may be construed to the contrary. The Board of Directors, in its sole and absolute discretion, may decline to approve any award. Setting a target of performance for any participant does not constitute a promise to pay an award even if the participant meets or exceeds the target of performance.

VIII.	EFFECT OF CHANGE IN EMPLOYMENT STATUS ON PLAN PARTICIPATION

Change	Effect On Plan Participation
Voluntary resignation during Plan period or prior to payout	Participant loses eligibility for any potential payment

Involuntary termination	Participant loses eligibility for any potential payment

Transfer, demotion, or promotion	Participant eligible for pro-rated incentive payable at the end of the plan period. Pro-ration to be determined by Corporate Management

Approved leave of absence	Participant eligible for pro-rated incentive payable at the end of plan period or upon return to active work, whichever occurs later

Position Elimination, Reduction-in-Force	See section VIII.F.

IX.	PLAN APPROVAL AND ADMINISTRATION

The Plan shall be approved by the Corporation’s Board of Directors. The Corporation’s President, Chief Executive Officer and Vice President, Corporate Administration will be responsible for the overall administration of the Plan except that:

•

The Board of Directors must approve any actions affecting the President, Chief Executive Officer; Executive Vice President, Chief Operating Officer; Senior Vice President, Chief Financial Officer, Senior Vice President, Chief Scientific Officer and other Senior Vice Presidents.

•	The Board of Directors shall approve corporate incentive standards at the beginning of the fiscal year; and

•	The Board of Directors shall approve any substantive changes or amendments to the Plan.

X.	MISCELLANEOUS

A.	The Plan operates at the sole discretion of Axcan Pharma and may be amended, suspended, or terminated for any reason at any time, with or without prior notification to the participants.

B.	Nothing contained in the Plan creates a contractual commitment or guarantee of payment between the employee and Axcan Pharma.

C.	Participation in the Plan does not alter the “Employment at Will” status of an employee nor the right of the Company or the right of the employee to terminate his or her employment at any time, with or without cause.

D.	The Company will budget for the incentive awards, based on expected performance levels, as part of the overall compensation expense for the Plan year.

Proprietary: Not for distribution outside of Axcan Pharma Inc. The information contained herein is confidential information intended only for use by the employees of Axcan Pharma. Dissemination, distribution, copying or use of information contained in this document outside of Axcan Pharma are strictly prohibited.

Incentive Compensation Plan	Page 8
July 2002, revised March 2007, revised February 2008